Exhibit 99.1

Walker & Dunlop Reports 21% Growth in Earnings

on Quarterly Revenues of $247 Million

THIRD QUARTER 2020 HIGHLIGHTS

●	Total revenues of $247.0 million, up 16% from Q3’19
●	Total transaction volume of $8.4 billion, down 6% from Q3’19
●	Net income of $53.2 million, up 21% from Q3’19 and diluted earnings per share of $1.66, up 19% from Q3’19
●	Servicing portfolio of $103.4 billion at September 30, 2020, up 13% from Q3’19
●	Declared dividend of $0.36 per share for the quarter

YEAR-TO-DATE 2020 HIGHLIGHTS

●	Total revenues of $734.0 million, up 22% from 2019
●	Total transaction volume of $26.9 billion, up 21% from 2019
●	Net income of $163.1 million and diluted earnings per share of $5.11, up 25% and 24% respectively from 2019

Bethesda, MD – October 29, 2020 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported third quarter 2020 total revenues of $247.0 million, an increase of 16% over the third quarter of 2019. Net income for the third quarter of 2020 was $53.2 million, or $1.66 per diluted share, up 21% and 19%, respectively, from the third quarter of last year. Third quarter 2020 adjusted EBITDA1 was $45.2 million, down 17% over the same period in 2019. Third quarter total transaction volume decreased 6% from the prior-year quarter to $8.4 billion, with Agency lending up 36%, offset by a 45% decrease in brokered volume and a 32% decrease in property sales volume. The Company ended the third quarter with $294.9 million of cash on the balance sheet.

Willy Walker, Chairman and CEO commented, “Walker & Dunlop’s fantastic financial performance in Q3 was due to the combination of our exceptional people, brand, and technology. We continue to grow market share, with 69% of our quarterly loan refinancing activity done on loans new to Walker & Dunlop, and 25% of our $7.3 billion in debt financing done with new clients. This expanding client base and market share translated into significant year-over-year growth in revenues and earnings. Our team has found ways to continue growing and delivering exceptional financial results in the midst of the pandemic due to our best-in-class corporate culture that has once again been recognized by Fortune Magazine as a “Great Place to Work in 2020.”

Mr. Walker continued, “In 2015, we established Vision 2020, a five-year strategic growth plan to double Walker & Dunlop’s revenues, loan servicing portfolio, and annual loan origination volumes. We have accomplished Vision 2020, taking our servicing portfolio from $50 billion in 2015 to over $100 billion today, taking annual loan originations from $16 billion to over $30 billion, and taking total revenues from under $500 million to just under $1 billion by the end of 2020. This is an incredible accomplishment -- even for a team and company that has demonstrated market-leading growth since we went public in 2010. But what is even more exciting is where we go from here. We have the people, brand, technology and scale to take Walker & Dunlop to a new level and accomplish our long-standing mission to be the premier commercial real estate finance company in the United States over the next five years.”

Third quarter 2020 Earnings Release

THIRD QUARTER 2020 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q3 2020	Q3 2019	$ Variance	% Variance
Fannie Mae	$1,977,607	$2,012,291	$(34,684)	(2)%
Freddie Mac	3,136,313	1,747,316	1,388,997	79
Ginnie Mae - HUD	373,480	281,249	92,231	33
Brokered	1,711,541	3,100,717	(1,389,176)	(45)
Principal Lending and Investing[2]	105,488	149,800	(44,312)	(30)
Debt financing volume	$7,304,429	$7,291,373	$13,056	-%
Property sales volume	1,106,162	1,615,963	(509,801)	(32)
Total transaction volume	$8,410,591	$8,907,336	$(496,745)	(6)%

Discussion of Results:

●	Our third quarter Agency volumes grew by 36% during the quarter, reflecting an active multifamily financing market due to tight spreads and a low interest rate environment. The overall demand for our Agency loan products remained high despite the macroeconomic disruption caused by COVID-19. The Agencies are continuing to lend to the multifamily industry during this period of market disruption, just as they did during the great financial crisis of 2007-2010.
●	Brokered volume was down in the third quarter of 2020 compared to the third quarter of 2019 but has increased from the second quarter of 2020. Capital providers besides the Agencies continue to be cautious as a result of uncertainty related to the COVID-19 pandemic. In addition, financing on asset classes other than industrial and multifamily remained limited across the industry.
●	The decrease in principal lending and investing volume, which includes interim loan volume, originations for Walker & Dunlop Investment Partners, Inc. (“WDIP”) separate accounts, and joint venture bridge lending, was primarily due to a year-over-year decrease in interim loans originated for our bridge lending joint venture and WDIP separate accounts as a result of uncertainty related to the COVID-19 pandemic. During the quarter, we began accepting applications for our interim loan program after a pause during the second quarter of 2020 and originated one short-term interim loan that paid off prior to September 30, 2020.
●	Property sales volume began to pick up in the third quarter but declined year over year as the overall commercial real estate acquisition market remained slower than 2019 as a result of the COVID-19 pandemic.

MANAGED PORTFOLIO
(dollars in thousands)	Q3 2020	Q3 2019	$ Variance	% Variance
Fannie Mae	$46,224,549	$39,429,007	$6,795,542	17%
Freddie Mac	35,726,109	32,395,360	3,330,749	10
Ginnie Mae - HUD	9,639,820	9,998,018	(358,198)	(4)
Brokered	11,513,521	9,628,896	1,884,625	20
Principal Lending and Investing	273,754	303,218	(29,464)	(10)
Total servicing portfolio	$103,377,753	$91,754,499	$11,623,254	13%
Assets under management	1,936,679	1,620,603	316,076	20
Total Managed Portfolio	$105,314,432	$93,375,102	$11,939,330	13%
Weighted-average servicing fee rate (basis points)	23.4	23.3
Weighted-average remaining servicing portfolio term (years)	9.4	9.6

Discussion of Results:

Third quarter 2020 Earnings Release

●	Our servicing portfolio continues to experience steady growth due to our significant Agency debt financing volumes and relatively few maturities and prepayments over the past year.
●	During the third quarter of 2020, we added $3.4 billion of net loans to our servicing portfolio, and over the past 12 months, we added $11.6 billion of net loans to our servicing portfolio, 87% of which were Fannie Mae and Freddie Mac loans.
●	Only $4.7 billion of Agency loans in our servicing portfolio, with a weighted-average servicing fee of 22.7 basis points, are scheduled to mature over the next two years.
●	The slight increase in the weighted-average servicing fee was due primarily to an increase in Fannie Mae loans as a percentage of the overall servicing portfolio year over year.
●	We added net mortgage servicing rights (“MSRs”) from originations of $27.4 million in the quarter and $108.3 million over the past 12 months.
●	The MSRs associated with our servicing portfolio had a fair value of $975.0 million as of September 30, 2020, compared to $884.4 million as of September 30, 2019.
●	Assets under management (AUM) as of September 30, 2020 primarily consisted of $1.3 billion of loans and funds managed by WDIP and $0.6 billion of loans in our interim lending joint venture. The year-over-year increase in AUM is principally related to WDIP’s fundraising activity over the past 12 months.
●	For most of the loans we service under the Fannie Mae DUS program and for loans under Ginnie Mae’s program, should a borrower fail to make debt service payments, we are obligated to advance the principal and interest and guaranty fees, and we will be reimbursed by either Fannie Mae or Ginnie Mae. At the end of the third quarter of 2020, we had $4.9 million of outstanding advances under our Fannie Mae and HUD servicing agreements, compared to $4.8 million and $2.9 million at the end of June and March, respectively. We have a warehouse facility in place to fund 90% of any advances of principal and interest related to our Fannie Mae portfolio. We had no borrowings outstanding under this facility as of September 30, 2020. We are not obligated to make advances for any of the other loan types that we service.

REVENUES
(dollars in thousands)	Q3 2020	Q3 2019	$ Variance	% Variance
Loan origination and debt brokerage fees, net	$83,825	$65,144	$18,681	29%
Fair value of expected net cash flows from servicing, net ("MSR Income")	78,065	50,785	27,280	54
Servicing fees	60,265	54,219	6,046	11
Net warehouse interest income, LHFS	4,869	909	3,960	436
Net warehouse interest income, LHFI	2,689	5,263	(2,574)	(49)
Escrow earnings and other interest income	2,275	15,163	(12,888)	(85)
Property sales broker fees	6,756	9,575	(2,819)	(29)
Other revenues	8,272	11,209	(2,937)	(26)
Total revenues	$247,016	$212,267	$34,749	16%
Key revenue metrics (as a percentage of debt financing volume):
Origination related fees[3]	1.15%	0.91%
MSR Income[3]	1.08	0.71
MSR Income - Agency loans[4]	1.42	1.26

Discussion of Results:

●	Overall debt financing volume was flat year over year, while a change in the mix of debt financing volume to more Agency originations led to the increase in the origination fee rate and the increase in loan origination and debt brokerage fees.

Third quarter 2020 Earnings Release

●	A substantial increase in the weighted-average servicing fee on Fannie Mae loans was the primary driver of the increase in MSR Income.
●	The increase in the volume of Agency loans as a percentage of overall debt financing volume led to the increase in MSR Income as a percentage of debt financing volume.
●	The increase in the weighted-average servicing fee on Fannie Mae loans was the primary driver of the increase in MSR Income from Agency loans as a percentage of debt financing volume, partially offset by an increase in the percentage of overall debt financing volume coming from Freddie Mac loans.
●	The $11.6 billion net increase in the servicing portfolio over the past 12 months was the principal driver of the growth in servicing fees year over year, coupled with the slight increase in the servicing portfolio’s weighted-average servicing fee.
●	The increase in net warehouse interest income from loans held for sale (“LHFS”) was due to a 55% increase in the average balance of LHFS outstanding and an increase in the net spread from 30 basis points in the prior year to 106 basis points in the current year as the rate on mortgage loans from which we receive interest income declined at a slower rate than the short term interest rates we pay for our warehouse borrowings.
●	The decrease in net warehouse interest income from loans held for investment (“LHFI”) was due to a smaller average balance of loans outstanding and a substantial decrease in the net spread. During the prior year, the Company held a large loan that was fully funded with corporate cash, resulting in an overall high net spread. During the current year, a much smaller balance of loans was fully funded with corporate cash.
●	Escrow earnings and other interest income decreased due to a substantial year-over-year decrease in short-term interest rates, upon which our earnings rates are based, partially offset by a slight increase in the average escrow balance.
●	The decrease in property sales broker fees was directly a result of the decrease in property sales volume year over year as a result of the COVID-19 pandemic.

EXPENSES
(dollars in thousands)	Q3 2020	Q3 2019	$ Variance	% Variance
Personnel	$114,548	$93,057	$21,491	23%
Amortization and depreciation	41,919	37,636	4,283	11
Provision (benefit) for credit losses	3,483	(772)	4,255	(551)
Interest expense on corporate debt	1,786	3,638	(1,852)	(51)
Other operating expenses	16,165	19,393	(3,228)	(17)
Total expenses	$177,901	$152,952	$24,949	16%
Key expense metrics (as a percentage of total revenues):
Personnel expenses	46%	44%
Other operating expenses	7	9

Discussion of Results:

●	The increase in personnel expenses was largely the result of (i) a 15% increase in average headcount and associated salaries, benefits, and annual bonus as we continue to scale our business through strategic acquisitions and organic hiring, (ii) an increase in commissions expense driven by the year to date increase in loan origination and debt brokerage fees, and (iii) an increase in the annual Company bonus due to our improved financial performance year over year.
●	Amortization and depreciation increased primarily due to the growth in the average balance of MSRs outstanding year over year.

Third quarter 2020 Earnings Release

●	The increase in provision for credit losses for the third quarter was partially related to the manner in which we were required to calculate our allowances for credit losses. During the prior year, these allowances were calculated based on an incurred loss methodology. During the current year, as a result of the implementation of the current expected credit loss (“CECL”) accounting standard, the allowances were calculated based on an expected lifetime credit losses methodology, resulting in higher allowance balances in spite of continued strong credit performance of our at risk and balance sheet portfolios. Additionally, in the third quarter of 2020, we recorded a $2.4 million provision for loan losses related to a previously defaulted loan from Q1 2019 as our efforts to work out the loan with the sponsors were ultimately not successful. We have not experienced a significant deterioration in the overall credit quality of the at risk servicing or balance sheet portfolios due to the COVID-19 pandemic.
●	The decrease in the interest expense on corporate debt is related to the decrease in the average 30-day LIBOR upon which our long-term debt interest is based and the repricing of the debt in the fourth quarter of 2019.
●	The decrease in other operating expenses stemmed primarily from a sustained decrease in travel and entertainment costs in the third quarter, a direct impact of COVID-19 pandemic-related limitations and travel restrictions.

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q3 2020	Q3 2019	$ Variance	% Variance
Walker & Dunlop net income	$53,190	$44,043	$9,147	21%
Adjusted EBITDA	45,165	54,539	(9,374)	(17)
Diluted EPS	$1.66	$1.39	$0.27	19%
Operating margin	28%	28%
Return on equity	20	18

Discussion of Results:

●	The increase in net income was the result of a 17% increase in income from operations, as the growth in total revenues outpaced the growth in total expenses during the third quarter. Additionally, income tax expense for the third quarter of 2020 benefitted from excess tax benefits of $3.0 million from employee stock option exercises with substantially less activity in the prior year.
●	The decrease in adjusted EBITDA was primarily driven by the increase in personnel expense and decreases in escrow earnings, interest income from LHFI, and property sales broker fees, partially offset by increases in loan origination and debt brokerage fees, servicing fees, and interest income from LHFS and a decrease in other operating expenses.

KEY CREDIT METRICS
(dollars in thousands)	Q3 2020	Q3 2019	$ Variance	% Variance
At risk servicing portfolio[5]	$41,848,548	$36,005,403	$5,843,145	16%
Maximum exposure to at risk portfolio[6]	8,497,807	7,360,037	1,137,770	15
Defaulted loans	$48,481	$20,981	$27,500	131%
Key credit metrics (as a percentage of the at risk portfolio):
Defaulted loans	0.12%	0.06%
Allowance for risk-sharing	0.17	0.02
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.83%	0.10%

Discussion of Results:

●	Our at risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased due to the significant level of Fannie Mae volume during the past 12 months. As of September 30, 2020, there were two defaulted loans

Third quarter 2020 Earnings Release

that were provisioned for during the first and fourth quarters of 2019. Both properties have been foreclosed on and final settlement of any losses will occur in the future upon disposition of the assets by Fannie Mae.
●	Pursuant to the Coronavirus Aid, Relief, and Economic Security (CARES) Act, Fannie Mae instituted a mortgage forbearance program in April in response to the COVID-19 crisis. Under the terms of the forbearance program, borrowers impacted by COVID-19 can request that debt service payments be deferred for a period of up to three months, after which the deferred payments must be repaid over a 12-month period. As of September 30, 2020, we had granted COVID-19-related forbearance on 11 loans in our at risk servicing portfolio with only one loan with a $5.8 million unpaid principal balance still in forbearance at the end of the quarter.
●	The allowance for risk-sharing as a percentage of the at risk portfolio increased due to the implementation of CECL during the current year and due to our forecast of an increase in short-term future losses as a result of the COVID-19 pandemic. To date, we have not experienced a significant deterioration in the overall credit quality of the at risk servicing portfolio due to the COVID-19 pandemic.
●	The on-balance sheet interim loan portfolio, which is comprised of loans for which the Company has full risk of loss, was $273.8 million at September 30, 2020 compared to $387.5 million at September 30, 2019. There was one defaulted loan in our interim loan portfolio at September 30, 2020, which defaulted and was partially provisioned for during 2019. The Company increased the specific reserve on that loan during the third quarter of 2020. All other loans in the on-balance sheet interim loan portfolio are current and performing as of September 30, 2020. The interim loan joint venture holds $566.1 million of loans as of September 30, 2020, for which the Company indirectly shares in a small portion of the risk of loss. All loans in the interim loan joint venture are current and performing as of September 30, 2020.

YEAR-TO-DATE 2020 OPERATING RESULTS

Total transaction volume for the nine months ended September 30, 2020 was $26.9 billion, a 21% increase from the same period last year.

Total revenues for the nine months ended September 30, 2020 were $734.0 million compared to $600.0 million for the same period last year, a 22% increase. The change in total revenues was largely driven by (i) a 26% increase in loan origination and debt brokerage fees, which was largely related to an increase in debt financing volume (ii) a 78% increase in MSR Income, which was attributable to the overall increase in debt financing volume, an increase in Agency volume as a percentage of total debt financing volume, and a substantial increase in the weighted-average service fee on Fannie Mae loan volume, (iii) an 8% increase in servicing fees related to growth in our servicing portfolio, and (iv) a 15% increase in net warehouse interest income as a result of a substantially larger average balance of loans held for sale and a sharp increase in the spread on these loans. Partially offsetting these increases was a 64% decline in escrow earnings and other interest income due to a substantial decline in short-term interest rates and a 12% drop in other revenues largely as a result of decreased prepayment fees.

Total expenses for the nine months ended September 30, 2020 and 2019 were $521.1 million and $427.7 million, respectively. The 22% increase in total expenses was primarily driven by an increase in personnel expense of 25% due to increases in (i) salaries and benefits expenses resulting from a rise in average headcount due to the continued growth of our business, (ii) commissions expense resulting from higher loan origination and debt brokerage fees due to growth in debt financing volume, (iii) bonus expense resulting from improved Company financial performance year over year, and (iv) retention costs due to the Company’s banker and broker hiring efforts over the past year. Personnel expenses as a percentage of total revenues remained consistent at 42% year over year despite the increased expenses. Amortization and depreciation costs increased 10% due to an increase in the average balance of MSRs outstanding and an increase in write offs due to prepayments year over year. Provision for credit losses increased substantially year over year. During the first quarter of 2020, the Company recorded a provision expense of $23.6 million as a result of the COVID-19 pandemic and its expected impacts on future losses in the at risk servicing portfolio under the new CECL accounting standard. The Company has recorded additional provision expense of $8.4 million during the subsequent quarters in 2020, primarily related to the increase in the Company at risk servicing portfolio balance and for a defaulted interim loan for which we recorded additional expense in the third quarter of 2020. Interest expense on corporate debt decreased 39% as a result of a decrease in short-term interest rates year over year and the repricing of the debt in the fourth quarter of 2019. Other operating expenses decreased 8% primarily due to decreases in travel and entertainment expenses as a direct result of COVID-19 impacts.

Third quarter 2020 Earnings Release

Operating margin for the nine months ended September 30, 2020 and 2019 was 29%. The consistency in operating margin was due to a 22% increase in both total revenues and total expenses year over year.

Net income for the nine months ended September 30, 2020 was $163.1 million compared to net income of $130.5 million for the same period last year, a 25% increase. The increase in net income was primarily a result of a 24% increase in income from operations. Additionally, income tax expense in 2020 benefitted from an increase in excess tax benefits from employee stock option exercises compared to the prior year.

For the nine months ended September 30, 2020 and 2019, adjusted EBITDA was $157.7 million and $183.8 million, respectively. The 14% decrease was largely driven by the increase in personnel expense and the decrease in escrow earnings, partially offset by increases in loan origination and debt brokerage fees and servicing fees.

For the nine months ended September 30, 2020 and 2019, return on equity was 21% and 19%, respectively.

DIVIDENDS AND SHARE REPURCHASES

On October 28, 2020, our Board of Directors declared a dividend of $0.36 per share for the fourth quarter of 2020. The dividend will be paid November 30, 2020 to all holders of record of our restricted and unrestricted common stock as of November 13, 2020.

During the first quarter of 2020, the Company’s Board of Directors approved a new stock repurchase program that permits the repurchase of up to $50.0 million of the Company’s common stock over a 12-month period beginning on February 11, 2020. During the nine months ended September 30, 2020, the Company repurchased 415 thousand shares of its common stock under the share repurchase program at a weighted-average price of $57.17 per share. As of September 30, 2020, the Company had $26.3 million of authorized share repurchase capacity remaining under the 2020 share repurchase program.

Any future purchases made pursuant to the share repurchase program will be made in the open market or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program may be suspended or discontinued at any time.

1 Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance.  For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”

2 Includes debt financing volumes from our interim loan platform, our interim loan joint venture, and WDIP separate accounts.

3 Excludes the income and debt financing volume from Principal Lending and Investing.

4 MSR Income as a percentage of Agency volume.

5 At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

6 Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Thursday, October 29, 2020 at 8:30 a.m. Eastern time. Listeners can access the webcast via the link: https://walkerdunlop.zoom.us/webinar/register/WN_saG1xSJPRwqtINgtaJtrZg or by dialing +1 408 901 0584, Webinar ID 918 4754 2791, Password 289044. Presentation materials related to the conference call will be

Third quarter 2020 Earnings Release

posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate finance companies in the United States. The Company provides a comprehensive range of capital solutions for all commercial real estate asset classes, as well as investment sales brokerage services to owners of multifamily properties. Walker & Dunlop is included on the S&P SmallCap 600 Index and was ranked as one of FORTUNE Magazine’s Fastest Growing Companies in 2014, 2017, and 2018. Walker & Dunlop’s 900+ professionals in 40 offices across the nation have an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision (benefit) for credit losses net of write-offs, stock-based incentive compensation charges, and non-cash revenues such as the fair value of expected net cash flows from servicing, net. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering.

●	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
●	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
●	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income. For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in

Third quarter 2020 Earnings Release

underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) the impact of the COVID-19 pandemic on the Company’s business, results of operations, and financial condition, including due to its principal and interest advance obligations on Fannie Mae and Ginnie Mae loans it services, and the domestic economy, (2) general economic conditions and multifamily and commercial real estate market conditions, (3) regulatory and/or legislative changes to Freddie Mac, Fannie Mae or HUD, (4) our ability to retain and attract loan originators and other professionals, and (5) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any updates or supplements in subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Kelsey Duffey	Susan Weber
Vice President, Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com
Phone 301.215.5500 7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814

Third quarter 2020 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

Unaudited

	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
(in thousands)
Assets
Cash and cash equivalents	$294,873	$275,202	$205,309	$120,685	$65,641
Restricted cash	12,383	10,894	30,745	8,677	9,138
Pledged securities, at fair value	134,295	128,296	121,495	121,767	120,302
Loans held for sale, at fair value	3,227,287	1,733,598	1,186,577	787,035	1,259,075
Loans held for investment, net	342,056	404,527	454,213	543,542	454,430
Mortgage servicing rights	805,655	778,269	722,486	718,799	697,350
Goodwill and other intangible assets	251,002	251,165	247,257	182,959	183,122
Derivative assets	37,290	27,085	158,233	15,568	25,554
Receivables, net	51,837	50,188	52,185	52,146	56,149
Other assets	143,025	133,825	133,475	124,021	110,240
Total assets	$5,299,703	$3,793,049	$3,311,975	$2,675,199	$2,981,001

Liabilities
Warehouse notes payable	$3,328,327	$1,863,654	$1,305,846	$906,128	$1,263,036
Note payable	292,272	292,819	293,371	293,964	294,255
Guaranty obligation, net	53,474	54,872	55,758	54,695	52,656
Allowance for risk-sharing obligations	70,495	69,191	64,110	11,471	7,256
Derivative liabilities	3,858	13,739	172,623	36	17,726
Performance deposits from borrowers	9,079	11,696	29,575	7,996	8,711
Other liabilities	427,073	396,527	347,377	358,624	335,119
Total liabilities	$4,184,578	$2,702,498	$2,268,660	$1,632,914	$1,978,759

Equity
Preferred shares	$—	$—	$—	$—	$—
Common stock	306	304	303	300	300
Additional paid-in capital	230,302	238,094	236,007	237,877	231,297
Accumulated other comprehensive income (loss)	1,468	249	(1,181)	737	1,015
Retained earnings	883,049	851,904	801,139	796,775	763,195
Total stockholders’ equity	$1,115,125	$1,090,551	$1,036,268	$1,035,689	$995,807
Noncontrolling interests	—	—	7,047	6,596	6,435
Total equity	$1,115,125	$1,090,551	$1,043,315	$1,042,285	$1,002,242
Commitments and contingencies	—	—	—	—	—
Total liabilities and equity	$5,299,703	$3,793,049	$3,311,975	$2,675,199	$2,981,001

Third quarter 2020 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

Unaudited

	Quarterly Trends					Nine months ended
						September 30,
(in thousands, except per share amounts)	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019	2020	2019
Revenues
Loan origination and debt brokerage fees, net	$83,825	$77,907	$76,373	$69,921	$65,144	$238,105	$188,550
Fair value of expected net cash flows from servicing, net	78,065	90,369	68,000	47,771	50,785	236,434	132,995
Servicing fees	60,265	56,862	55,434	55,126	54,219	172,561	159,424
Net warehouse interest income	7,558	9,401	5,495	6,095	6,172	22,454	19,604
Escrow earnings and other interest income	2,275	2,671	10,743	12,988	15,163	15,689	43,847
Other revenues	15,028	15,615	18,112	25,289	20,784	48,755	55,609
Total revenues	$247,016	$252,825	$234,157	$217,190	$212,267	$733,998	$600,029

Expenses
Personnel	$114,548	$106,920	$89,525	$97,082	$93,057	$310,993	$249,086
Amortization and depreciation	41,919	42,317	39,762	39,552	37,636	123,998	112,920
Provision for credit losses	3,483	4,903	23,643	4,409	(772)	32,029	2,864
Interest expense on corporate debt	1,786	2,078	2,860	3,292	3,638	6,724	11,067
Other operating expenses	16,165	13,069	18,090	14,881	19,393	47,324	51,715
Total expenses	$177,901	$169,287	$173,880	$159,216	$152,952	$521,068	$427,652
Income from operations	$69,115	$83,538	$60,277	$57,974	$59,315	$212,930	$172,377
Income tax expense	15,925	21,479	12,672	15,019	15,246	50,076	42,102
Net income before noncontrolling interests	$53,190	$62,059	$47,605	$42,955	$44,069	$162,854	$130,275
Less: net income (loss) from noncontrolling interests	—	—	(224)	39	26	(224)	(182)
Walker & Dunlop net income	$53,190	$62,059	$47,829	$42,916	$44,043	$163,078	$130,457
Net change in unrealized gains and losses on pledged available-for-sale securities	1,219	1,430	(1,917)	(278)	123	731	1,090
Walker & Dunlop comprehensive income	$54,409	$63,489	$45,912	$42,638	$44,166	$163,809	$131,547

Basic earnings per share	$1.69	$1.98	$1.53	$1.38	$1.42	$5.21	$4.22
Diluted earnings per share	1.66	1.95	1.49	1.34	1.39	5.11	4.11
Cash dividends declared per common share	0.36	0.36	0.36	0.30	0.30	1.08	0.90

Basic weighted-average shares outstanding	30,560	30,352	30,226	29,996	29,987	30,379	29,885
Diluted weighted-average shares outstanding	31,074	30,860	31,160	30,976	30,782	30,995	30,742

Third quarter 2020 Earnings Release

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends					Nine months ended
						September 30,
(dollars in thousands, except per share data)	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019	2020	2019
Transaction Volume:
Components of Debt Financing Volume
Fannie Mae	$1,977,607	$2,762,299	$4,171,491	$1,692,839	$2,012,291	$8,911,397	$6,352,661
Freddie Mac	3,136,313	1,769,280	997,796	1,526,321	1,747,316	5,903,389	4,853,889
Ginnie Mae - HUD	373,480	640,150	354,687	197,350	281,249	1,368,317	651,009
Brokered (1)	1,711,541	1,495,500	3,993,885	3,884,101	3,100,717	7,200,926	6,479,852
Principal Lending and Investing (2)	105,488	14,091	107,950	532,434	149,800	227,529	403,506
Total Debt Financing Volume	$7,304,429	$6,681,320	$9,625,809	$7,833,045	$7,291,373	$23,611,558	$18,740,917
Property Sales Volume	1,106,162	446,684	1,730,617	1,979,010	1,615,963	3,283,463	3,414,092
Total Transaction Volume	$8,410,591	$7,128,004	$11,356,426	$9,812,055	$8,907,336	$26,895,021	$22,155,009

Key Performance Metrics:
Operating margin	28%	33%	26%	27%	28%	29%	29%
Return on equity	20	23	19	17	18	21	19
Walker & Dunlop net income	$53,190	$62,059	$47,829	$42,916	$44,043	$163,078	$130,457
Adjusted EBITDA (3)	45,165	48,394	64,129	64,076	54,539	157,687	183,831
Diluted EPS	1.66	1.95	1.49	1.34	1.39	5.11	4.11

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	46%	42%	38%	45%	44%	42%	42%
Other operating expenses	7	5	8	7	9	6	9
Key Revenue Metrics (as a percentage of debt financing volume):
Origination related fees (4)	1.15%	1.17%	0.79%	0.93%	0.91%	1.01%	1.02%
Gains attributable to MSRs (5)	1.08	1.36	0.71	0.65	0.71	1.01	0.73
Gains attributable to MSRs - Agency (6)	1.42	1.75	1.23	1.40	1.26	1.46	1.12

Other Data:
Market capitalization at period end	$1,657,545	$1,580,183	$1,250,860	$1,995,236	$1,772,272
Closing share price at period end	$53.00	$50.81	$40.27	$64.68	$55.93
Average headcount	887	860	837	815	775

Components of Servicing Portfolio:
Fannie Mae	$46,224,549	$45,160,004	$41,166,040	$40,049,095	$39,429,007
Freddie Mac	35,726,109	33,222,090	32,191,699	32,583,842	32,395,360
Ginnie Mae - HUD	9,639,820	9,749,888	9,750,696	9,972,989	9,998,018
Brokered (7)	11,513,521	11,519,629	11,326,492	10,151,120	9,628,896
Principal Lending and Investing (8)	273,754	336,473	387,314	468,123	303,218
Total Servicing Portfolio	$103,377,753	$99,988,084	$94,822,241	$93,225,169	$91,754,499
Assets under management (9)	1,936,679	1,884,673	2,001,984	1,958,078	1,620,603
Total Managed Portfolio	$105,314,432	$101,872,757	$96,824,225	$95,183,247	$93,375,102

Key Servicing Portfolio Metrics (end of period):
Weighted-average servicing fee rate (bps)	23.4	23.3	23.3	23.2	23.3
Weighted-average remaining term (years)	9.4	9.5	9.5	9.6	9.6

(1)	Brokered transactions for life insurance companies, commercial banks, and other capital sources.
(2)	Includes debt financing volumes from our interim lending platform, our interim lending joint venture, and WDIP separate accounts.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	Excludes the income and debt financing volume from Principal Lending and Investing.
(5)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained. Excludes the income and debt financing volume from Principal Lending and Investing.
(6)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.
(7)	Brokered loans serviced primarily for life insurance companies.
(8)	Consists of interim loans not managed for our interim loan joint venture.
(9)	Interim loans serviced for our interim loan joint venture and WDIP assets under management.

Third quarter 2020 Earnings Release

KEY CREDIT METRICS

Unaudited

	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2020	2020	2020	2019	2019
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$37,018,792	$35,707,326	$34,148,159	$33,063,130	$32,291,310
Fannie Mae Modified Risk	9,165,490	9,411,097	6,973,167	6,939,349	7,067,397
Freddie Mac Modified Risk	52,685	52,696	52,706	52,817	52,828
Total risk-sharing servicing portfolio	$46,236,967	$45,171,119	$41,174,032	$40,055,296	$39,411,535

Non-risk-sharing servicing portfolio:
Fannie Mae No Risk	$40,267	$41,581	$44,715	$46,616	$70,300
Freddie Mac No Risk	35,673,424	33,169,394	32,138,992	32,531,025	32,342,532
GNMA - HUD No Risk	9,639,820	9,749,888	9,750,696	9,972,989	9,998,018
Brokered	11,513,521	11,519,629	11,326,492	10,151,120	9,628,896
Total non-risk-sharing servicing portfolio	$56,867,032	$54,480,492	$53,260,895	$52,701,750	$52,039,746
Total loans serviced for others	$103,103,999	$99,651,611	$94,434,927	$92,757,046	$91,451,281
Interim loans (full risk) servicing portfolio	273,754	336,473	387,314	468,123	303,218
Total servicing portfolio unpaid principal balance	$103,377,753	$99,988,084	$94,822,241	$93,225,169	$91,754,499

Interim Loan Joint Venture Managed Loans (1)	$639,466	$695,267	$802,559	$741,000	$607,769

At risk servicing portfolio (2)	$41,848,548	$40,640,024	$37,864,262	$36,699,969	$36,005,403
Maximum exposure to at risk portfolio (3)	8,497,807	8,266,261	7,729,120	7,488,985	7,360,037
Defaulted loans	48,481	48,481	48,481	48,481	20,981
Specifically identified at risk loan balances associated with allowance for risk-sharing obligations	48,481	48,481	48,481	48,481	20,981

Defaulted loans as a percentage of the at risk portfolio	0.12%	0.12%	0.13%	0.13%	0.06%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.17	0.17	0.17	0.03	0.02
Allowance for risk-sharing as a percentage of maximum exposure	0.83	0.84	0.83	0.15	0.10

(1)	Consists of $73.3 million as of September 30, 2020, $71.1 million as of June 30, 2020 and March 31 2020, $70.5 million as of December 31, 2019 and $70.1 million as of September 30, 2019 of loans managed directly for our interim loan joint venture partner and interim loan joint venture managed loans. We indirectly share in a portion of the risk of loss associated with interim loan joint venture managed loans through our 15% equity ownership in the joint venture. We have no exposure to risk of loss for the loans serviced directly for our interim loan joint venture partner. The balance of this line is included as a component of assets under management in the Supplemental Operating Data table.
(2)	At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio. For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.
(3)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Third quarter 2020 Earnings Release

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

	Quarterly Trends					Nine months ended
						September 30,
(in thousands)	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019	2020	2019
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$53,190	$62,059	$47,829	$42,916	$44,043	$163,078	$130,457
Income tax expense	15,925	21,479	12,672	15,019	15,246	50,076	42,102
Interest expense on corporate debt	1,786	2,078	2,860	3,292	3,638	6,724	11,067
Amortization and depreciation	41,919	42,317	39,762	39,552	37,636	123,998	112,920
Provision (benefit) for credit losses	3,483	4,903	23,643	4,409	(772)	32,029	2,864
Net write-offs	—	—	—	—	—	—	—
Stock compensation expense	6,927	5,927	5,363	6,659	5,533	18,216	17,416
Fair value of expected net cash flows from servicing, net	(78,065)	(90,369)	(68,000)	(47,771)	(50,785)	(236,434)	(132,995)
Adjusted EBITDA	$45,165	$48,394	$64,129	$64,076	$54,539	$157,687	$183,831